EXHIBIT 99.1

AMERICAN LEARNING CORPORATION
REPORTS FIRST QUARTER RESULTS

JERICHO, NY, August 11, 2011: American Learning Corporation (the “Company”) (NASDAQ:ALRN) announced revenues of $879,897 and a net loss of $142,543 ($.03 net loss per share) for the three months ended June 30, 2011.  By comparison, the Company reported a net loss of $49,970 ($.01 net loss per share) for the three months ended June 30, 2010.

As previously announced, the Company sold certain assets of Interactive Therapy Group Consultants, Inc. (“ITG”) related to ITG’s business in the upstate region of New York State (the “Upstate Region”).  Accordingly, all results related to ITG’s Upstate Region have been reflected as discontinued operations.

During the three months ended June 30, 2011 revenues increased 21.0% over the comparable period in the prior fiscal year due to increases in preschool programs and school staffing services.

On June 30, 2011, the Company completed a private placement of 164,715 shares of the Company’s common stock to non-affiliated accredited investors at a per share price of $1.80.  Total aggregate proceeds of $296,487 were received by the Company.

	Three Months Ended
	06/30/11	06/30/10
	(Unaudited)
Revenues	$879,897	$727,483

Operating loss from continuing operations	(178,763)	(232,129)

Loss before discontinued operations	(174,394)	(231,811)

Net loss	$(142,543)	$(49,970)

Net earnings (loss) per share:
From continuing operations - basic
and diluted	$(0.04)	$(0.05)
From discontinued operations - basic
and diluted	$0.01	$0.04

Weighted average shares –
basic and diluted	4,809,805	4,754,900

American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.